Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Universal Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Rule 457(c) and Rule 457(h)	1,742,269 (2)	$49.37	$86,015,820.53	0.00011020	$9,479.00
Total Offering Amounts					$86,015,820.53		$9,479.00
Total Fee Offsets							—
Net Fee Due							$9,479.00

(1)	This Registration Statement also covers an indeterminate number of shares of Universal Corporation (the “Registrant”) common stock, no par value (“Common Stock”), which may be issuable pursuant to the Universal Corporation 2023 Stock Incentive Plan (the “2023 Plan”) as a result of stock splits, reverse stock splits, stock dividends, combinations of shares, spin-offs, recapitalizations, mergers and other capital adjustments, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	This Registration Statement covers shares of Common Stock of the Registrant reserved for future issuance under the 2023 Plan, as approved by shareholders of the Registrant on August 1, 2023, consisting of (i) 1,250,000 shares of Common Stock, and (ii) up to 492,269 shares of Common Stock represented by awards granted under the 2017 Stock Incentive Plan as of August 1, 2023 to the extent they are forfeited or otherwise not issued because of the cancellation, termination, or expiration of the award on or after August 1, 2023.
(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices of the Registrant’s Common Stock, as reported on the New York Stock Exchange on July 28, 2023.